Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
COLLEGIATE PACIFIC INC.,
CP MERGER SUB, INC.
and
SPORT SUPPLY GROUP, INC.
Dated as of September 20, 2006

i

EXHIBITS
Exhibit A — Form of Option Surrender Agreement

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2006 (this “Agreement”), by and among Collegiate Pacific Inc., a Delaware corporation (“Parent”), CP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Sport Supply Group, Inc., a Delaware corporation (the “Company”).
A. The boards of directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company enter into a business combination pursuant to which Parent would acquire the issued and outstanding shares of the Company that it does not already own.
B. To effect such business combination, upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company continuing as the surviving entity in such merger as a direct wholly owned subsidiary of Parent (the “Merger”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “affiliate” of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, for purposes of this Agreement, the Company and its Subsidiaries shall be deemed not to be affiliates of Parent and its Subsidiaries, and Parent and its Subsidiaries shall be deemed not to be affiliates of the Company and its Subsidiaries.
     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
     “AMEX” means the American Stock Exchange.
     “Book Entry Shares” has the meaning set forth in Section 3.3(b)(i).
     “Business Day” means any day on which banks are not required or authorized to close in New York, New York or Dallas, Texas.
     “Certificate” has the meaning set forth in Section 3.3(b)(i).
     “Certificate of Merger” has the meaning set forth in Section 2.2.
     “Change in the Company Recommendation” has the meaning set forth in Section 5.5(a).

     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company Banker” has the meaning set forth in Section 4.1(h).
     “Company Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program or policy and any other employee benefit plan, agreement, program or other arrangement sponsored or maintained by the Company, in which present or former employees thereof participate or the Company has any present or future or future liability.
     “Company Common Stock” means common stock, par value $0.01 per share, of the Company.
     “Company Confidentiality Agreement” has the meaning set forth in Section 5.1(b).
     “Company Disclosure Schedule” has the meaning set forth in Section 4.1.
     “Company Financial Statements” has the meaning set forth in Section 4.1(f)(i).
     “Company Indemnified Party” has the meaning set forth in Section 5.8(b).
     “Company Material Adverse Effect” has the meaning set forth in Section 4.1(a).
     “Company Option Plan” has the meaning set forth in Section 4.1(b)(i).
     “Company Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.
     “Company Recommendation” has the meaning set forth in Section 5.5(a).
     “Company Stock Options” has the meaning set forth in Section 4.1(b)(i).
     “Company Stockholder Approval” has the meaning set forth in Section 4.1(c)(i).
     “Company Stockholders Meeting” has the meaning set forth in Section 5.5(a).
     “Confidentiality Agreements” has the meaning set forth in Section 5.1(c).
     “Contract” has the meaning set forth in Section 4.1(d)(i).
     “Delaware Secretary” means the Secretary of State of the State of Delaware.

     “DGCL” means the Delaware General Corporation Law, as amended.
     “Dissenting Shares” has the meaning set forth in Section 3.3(f)(ii).
     “Effective Time” has the meaning set forth in Section 2.2.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.3(a).
     “Exchange Fund” has the meaning set forth in Section 3.3(a).
     “Expenses” has the meaning set forth in Section 7.3(b).
     “Financing” has the meaning set forth in Section 4.2(i).
     “Financing Letter” has the meaning set forth in Section 4.2(i).
     “GAAP” means U.S. generally accepted accounting principles.
     “Governmental Entity” means any supranational, national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
     “knowledge” or “known” means, with respect to the Company, the actual knowledge of Terrence Babilla and Robert Mitchell.
     “Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).
     “Litigation Expenses” means all fees and expenses incurred after the date of this Agreement by the Company in defending any litigation brought by any stockholder of the Company challenging the Transactions, including without limitation reasonable fees and expenses of counsel (including fees and expenses of plaintiff’s counsel if awarded by a court and fees and expenses of counsel for the Company’s directors pursuant to the indemnification and advancement provisions of the Company’s certificate of incorporation and bylaws), accountants, financial advisor, experts and consultants and judgments and amounts paid in settlement, provided that Parent shall have the opportunity to consult with the Company in the negotiation of any settlement and no amounts may be paid in settlement without Parent’s advance approval, which approval will not be unreasonably withheld.
     “Merger” has the meaning set forth in the recitals.
     “Merger Consideration” has the meaning set forth in Section 3.1(b).

     “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.
     “Merrill Lynch Consent” has the meaning set forth in Section 6.2(d).
     “MLBFS” has the meaning set forth in Section 4.2(i).
     “Option Consideration” means, with respect to each Company Stock Option outstanding immediately prior to the Effective Time, an amount equal to the product of (a) the number of Outstanding Option Shares previously issuable immediately prior to the Effective Time pursuant to such Company Stock Option, multiplied by (b) the excess of (i) the Merger Consideration over (ii) the exercise price per share of Outstanding Option Shares previously issuable pursuant to such Company Stock Option.
     “Option Surrender Agreement” has the meaning set forth in Section 3.3(b)(ii).
     “other party” means, with respect to Parent or Merger Sub, the Company, and with respect to the Company, Parent and Merger Sub.
     “Outstanding Option Shares” means, with respect to each Company Stock Option outstanding immediately prior the Effective Time, the number of shares of Company Common Stock issuable immediately prior to the Effective Time under such Company Stock Option to the extent that (i) such Company Stock Option has become vested and exercisable in accordance with its terms at the time of Closing (including Company Stock Options that vest and become exercisable as a result of the Merger) and (ii) the exercise price for each such share of Company Common Stock is less than the Merger Consideration.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Confidentiality Agreement” has the meaning set forth in Section 5.1(c).
     “Parent Disclosure Schedule” has the meaning set forth in Section 4.2.
     “Parent SEC Reports” has the meaning set forth in Section 4.2(d).
     “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     “Proxy Statement” has the meaning set forth in Section 5.4.
     “Public Stockholders” means all of the holders of issued and outstanding shares of Company Common Stock, excluding Parent.
     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Solvent” shall mean, with respect to any person, that (a) the property of such person, at a fair valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such person exceeds the amount that will be required to pay such person’s probable liability on its existing debts as they become absolute and matured; (c) such person does not have unreasonably small capital with which to conduct its business; and (d) such person does not intend or believe that it will incur debts beyond its ability to pay as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.
     “Special Committee” means the Special Committee of the Board of Directors of the Company.
     “Subsidiary” means as the case may be, any entity, whether incorporated or unincorporated, of which the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such person; provided, that under no circumstances shall the Company and its Subsidiaries be deemed to be Subsidiaries of Parent.
     “Surviving Entity” has the meaning set forth in Section 2.1.
     “Transactions” has the meaning set forth in Section 4.1(c)(i).
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving entity (sometimes hereinafter referred to as the “Surviving Entity”) and direct wholly owned subsidiary of Parent.
     2.2 Effective Time of the Merger. As soon as practicable on the Closing Date, the Company shall file with the Delaware Secretary a certificate of merger with respect to the Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon such filing or at such later date and time as Parent and the Company shall agree and shall be specified in the Certificate of Merger (the “Effective Time”).
     2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     2.4 Closing. Upon the terms and subject to the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas, 75201 at 10:00 a.m. on the date that is the second full AMEX trading day to occur after the date on which the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by Parent and the Company (the date of the Closing, the “Closing Date”).
     2.5 Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and as so amended shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein or by applicable law; provided, however, that the name of the Surviving Entity is “Sport Supply Group, Inc.” and the provisions of the certificate of incorporation of the Company relating to the incorporator of the Company shall not be amended.
     2.6 Bylaws of Surviving Entity. From and after the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or by applicable law.
     2.7 Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity.
ARTICLE III
CONVERSION OF SECURITIES
     3.1 Effect of Merger on Capital Stock. At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any shares of capital stock of Parent, the Company or Merger Sub:
          (a) Conversion of Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Entity, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Entity’s capital stock.
          (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Parent or any Subsidiary of the Company, and other than Dissenting Shares), shall, subject to Section 3.1(c), be converted into the right to receive from Parent $8.80 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Parent or any Subsidiary of the Company, and other than Dissenting Shares) shall no longer be outstanding, and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration thereof upon the surrender of such certificate in accordance with Section 3.3, without interest.
          (c) Adjustment for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, split-up, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Company Common Stock), stock combination, exchange of shares, readjustment or otherwise, as the case may be, then the Merger Consideration shall be correspondingly adjusted.
          (d) Shares Held by Parent, the Company or Subsidiaries. Each of the shares of Company Common Stock held by Parent or any Subsidiary of the Company or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired and cease to exist as of the Effective Time, no Merger Consideration shall be issued in respect thereof and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto.
     3.2 Treatment of Options. Prior to the Closing, the Company shall give notice in writing to each holder of a Company Stock Option that (a) all Company Stock Options outstanding immediately prior to the Effective Time shall vest and be exercisable immediately prior to the Effective Time and (b) each Company Stock Option that is not exercised prior to the Effective Time shall be converted into the right to receive the Option Consideration payable to the holder thereof in cash, without interest. From and after the Effective Time, each Company Stock Option shall only represent the right to receive the Option Consideration provided in this Section 3.2. The Company shall take such actions, including amending the Company Option Plan and stock option agreements, as may be required to accomplish the foregoing.
     3.3 Exchange of Certificates and Options.
          (a) Exchange Agent. Prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”) on terms consistent with this Agreement. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article III, through the Exchange Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.1(b) and the aggregate Option Consideration pursuant to Section 3.2 (such cash, the “Exchange Fund”), for exchange for outstanding shares of Company Common Stock and Company Stock Options in accordance with this Article III. The Exchange Agent shall invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent; provided that no such investment, or any loss resulting from any such investment shall affect Parent’s obligation to pay the Merger Consideration and Option Consideration in accordance with Section 3.1(b) and Section 3.2. The Exchange Fund shall not be used for any other purpose.

The Surviving Entity shall pay all the Expenses of the Exchange Agent other than any expenses customarily charged by the Exchange Agent in connection with lost, stolen or destroyed certificates.
          (b) Exchange Procedures.
               (i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of the Effective Time, of (A) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall have such other provisions as the Surviving Entity may reasonably specify) and instructions for use in effecting the surrender of the Certificates or, in the case of Book Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor.
               (ii) Within 20 days after the date of this Agreement, the Company shall distribute to each holder of a Company Stock Option (A) an option surrender agreement (“Option Surrender Agreement”) in the form attached hereto as Exhibit A; and (B) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.
               (iii) Upon surrender to the Exchange Agent of a Certificate or Book Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefore the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such taxes either have been paid or are not applicable. Until surrendered as contemplated hereby, each Certificate and each Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III.
               (iv) After the Effective Time, (A) Parent shall cause the Surviving Entity to pay to each holder of a Company Stock Option who has surrendered such holder’s Company Stock Option for cancellation, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Entity, Parent or the Exchange Agent, the Option Consideration which such holder has the right to receive pursuant to the provisions of Section 3.2, and the Company Stock Option so surrendered shall be canceled. Until surrendered in accordance with the provisions of this Section 3.3 each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.
          (c) No Further Ownership Rights.
               (i) All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to the shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article III.
               (ii) The surrender of a Company Stock Option, together with a duly executed Option Surrender Agreement, in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.
          (d) Tax Withholding. Parent, the Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock or Company Stock Options on the 180th day after the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock or Company Stock Options that have not received the Merger Consideration or Option Consideration, respectively, to which they are entitled under this Article III shall thereafter look only to Parent for payment of their claim for such amounts.

          (f) Dissenting Shares.
               (i) With the Proxy Statement, the Company shall mail, via United States mail, postage prepaid, to each record holder of Company Common Stock (other than Parent) at the address for each record holder as it appears in the Company’s books and records, written notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL. The Company shall give Parent prompt written notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith. No later than ten days following the date on which the Effective Time occurs, the Surviving Entity shall provide written notice of the consummation of the Merger to all dissenting holders of Company Common Stock who have filed a written objection to the Merger with the Company in accordance with Section 262 of the DGCL and who have not voted in favor of this Agreement and the Merger.
               (ii) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock that are held immediately prior to the Effective Time by holders who have not voted in favor of this Agreement and the Merger and who have properly demanded and perfected the right, if any, for appraisal of such shares of Company Common Stock in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration or any other amount, but the holders of such Dissenting Shares shall only be entitled, in lieu thereof, to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. If a holder of shares of Company Common Stock who demands appraisal of such shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Company Common Stock then each such share of Company Common Stock shall be deemed to have been converted, at the Effective Time, into and represent only the right to receive the Merger Consideration in accordance with this Article III, without any interest thereon, upon delivery of a duly completed and validly executed letter of transmittal, and such other documents as may be required pursuant to the instructions thereto, and the surrender of the Certificate or Certificates representing such shares of Company Common Stock to the Exchange Agent.
          (g) No Liability. None of the Exchange Agent, Parent, Merger Sub or the Surviving Entity shall be liable to any holder of shares of Company Common Stock or a Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
          (h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity and, if required by the Surviving Entity, post a bond or make payment of a reasonable amount as indemnity against any claim that may be made against the Surviving Entity or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity that may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate.
     3.4 Further Assurances. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Entity full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and directors of the Surviving Entity are fully authorized in the name and on behalf of each of the Company and Merger Sub or otherwise to take all such lawful and reasonably necessary or desirable action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Closing) (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (each reference to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):
          (a) Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or other entity duly incorporated or organized, validly existing and, to the extent such concept is legally recognized, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, as applicable, duly qualified or licensed as a foreign corporation to do business, and is in good standing, to the extent such concept is legally recognized, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to, either individually or in the aggregate, have a

Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of the Company and each of its Subsidiaries. “Company Material Adverse Effect” shall mean any result, change, event or effect that individually or in the aggregate with all such other results, changes, events or effects, (i) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Company to timely perform its obligations under this Agreement or prevent the consummation of the Transactions, in the case of each of clause (i) and (ii) excluding (A) changes in economic or regulatory conditions in the industries in which the Company carries on business as of the date hereof, and changes in general economic, regulatory or political conditions, including, without limitation, acts of war or terrorism (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, in any material respect as compared to other industry participants), and (B) changes resulting from the announcement of the Transactions and any other public announcement of Parent during the term of this Agreement to the extent not covered in any other public announcement of the Company during the term of this Agreement or based upon information provided to Parent by the Company.
          (b) Capitalization.
               (i) As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 100,000 shares of Company Preferred Stock. As of September 15, 2006, (A) 9,414,864 shares of Company Common Stock were issued, of which 8,963,991 shares were outstanding and 450,873 shares were held in the treasury of the Company, (B) no shares of Company Preferred Stock were issued and outstanding and (C) 2,000,0000 shares of Company Common Stock were reserved for issuance upon exercise of options to purchase shares of Company Common Stock granted under the Amended and Restated Stock Option Plan of the Company (the “Company Option Plan”). Except as set forth in this Section 4.1(b) or as disclosed in Section 4.1(b) of the Company Disclosure Schedule there are no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from the Company other than the options, representing in the aggregate the right to purchase 488,867 shares of Company Common Stock under the Company Option Plan (the “Company Stock Options”). Since September 15, 2006, the Company has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than shares of Company Common Stock pursuant to the exercise of Company Stock Options granted prior to such date. Section 4.1(b)(i) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all outstanding Company Stock Options granted under the Company Option Plan, and, for each such option: (1) the number of shares of Company Common Stock subject thereto; (2) the date of grant; (3) the expiration date; (4) the exercise price thereof; (5) the number of options that have vested; and (6) the applicable vesting and acceleration provisions. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued and fully paid and nonassessable. There are no preemptive or other similar rights available to the existing holders of Company Common Stock.

               (ii) Section 4.1(b)(ii) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. All of the outstanding shares of capital stock or other ownership interests in each of the Company’s Subsidiaries have been validly issued, and are fully paid, nonassessable and, except as disclosed in Section 4.1(b)(ii) of the Company Disclosure Schedule, are owned by the Company or another Subsidiary of the Company free and clear of all liens, security interests or other encumbrances of any kind or nature whatsoever, and are not subject to preemptive rights. Except as disclosed in Section 4.1(b)(ii) of the Company Disclosure Schedule and except for short-term investments of liquid securities, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any person and all of such investments are owned free and clear of all liens, security interests or other encumbrances of any kind or nature whatsoever.
               (iii) Except as described in Sections 4.1(b)(i) and (ii) hereof: (A) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (B) neither the Company nor its Subsidiaries have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries; (C) neither the Company nor any of its Subsidiaries, directly or indirectly, has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any person; and (D) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the transfer or voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.
               (iv) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether currently or upon the occurrence of an event) on any matters on which stockholders of the Company or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.
          (c) Authority Relative to this Agreement; Board Approval.
               (i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than obtaining the Company Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, subject to obtaining the Company Stockholder Approval and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (B) the availability of specific performance or injunctive relief and other equitable remedies. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt and approve this Agreement and approve the Transactions.
               (ii) The Board of Directors of the Company, based on the approval and recommendation of the Special Committee (which approval and recommendation was a condition to the approval of the Company’s Board of Directors set forth in clause (A) of this sentence) has, by resolutions duly adopted by the directors and not subsequently rescinded or modified in any way prior to the date hereof, unanimously (A) approved this Agreement and the Transactions in accordance with the requirements of the DGCL, (B) determined that the Transactions are fair to and in the best interests of the Public Stockholders, and (C) recommended that the stockholders of the Company approve this Agreement and approve the Transactions.
          (d) No Conflict; Required Filings and Consents.
               (i) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, (A) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 4.1(d)(ii), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected; or (C) except as set forth in Section 4.1(d)(i) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or the Company or its Subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or affected, except, in the case of clause (B) or (C) above, for any such conflicts, violations, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.1(d)(i) of the Company Disclosure Schedule, there are no consents, waivers and approvals under any Contracts required to be obtained by the Company or its Subsidiaries in connection with their entering into this Agreement or the consummation of the Transactions other than such consents, waivers and approvals for which the failure to obtain would not be reasonably likely to have a Company Material Adverse Effect.
               (ii) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (A) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act or state securities or takeover laws, (B) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, (C) filings under the rules and regulations of the National Association of Securities Dealers, Inc., and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
          (e) Compliance with Laws. Except as set forth in Section 4.1(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound, or (ii) whether after the giving of notice or passage of time or both, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except in the case of each of clause (i) and (ii) for any such conflicts, defaults or violations that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.1(e) of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company as of the date of this Agreement, is threatened, other than those the outcome of which would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
          (f) Financial Statements; Controls and Procedures.
               (i) The Company has delivered to Parent true, complete and correct copies of (A) the audited consolidated balance sheet of the Company as of March 31, 2005, the related audited consolidated statements of income, cash flows and stockholders’ equity of the Company for the fiscal year ended March 31, 2005 and the related notes thereto, accompanied by a true and correct copy of the report thereon of BDO Seidman, LLP, independent public accountants, and (B) the unaudited consolidated balance sheet of the Company as of June 30, 2006, together with the related unaudited consolidated income statement and cash flow statement of the Company for the twelve months ended June 30, 2006 (such audited and unaudited consolidated financial statements collectively being referred to herein as the “Company Financial Statements”), prepared on a basis, and using principles, consistent with the preparation of the audited Company Financial Statements. The Company Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Company Financial Statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments, none of which are expected to be, individually or in the aggregate, material) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
               (ii) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (C) access to the Company’s assets is permitted only in accordance with management’s authorization, (D) the reporting of the Company’s assets is compared with existing assets at regular intervals, and (E) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
               (iii) The Company is not required to file any reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.
          (g) Proxy Statement. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Merger Sub specifically for use in the Proxy Statement.
          (h) Brokers. Other than Marshall & Stevens, Inc. (the “Company Banker”), no broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or the Special Committee. The Company heretofore has furnished to Parent a complete copy of all agreements between the Company Banker and the Company or the Special Committee pursuant to which such firm would be entitled to any payment relating to the Merger and the Transactions.
          (i) Opinion of Financial Advisor. The Special Committee and the Company’s Board of Directors have received the written opinion, dated September 20, 2006, of the Company Banker to the effect that, as of September 20, 2006, the Transactions are fair to the Public Stockholders from a financial point of view pursuant to the terms and subject to the conditions set forth in this Agreement, and a copy of such opinion has been delivered to Parent. The Company has obtained all necessary consents from the Company Banker to include such opinion in the Proxy Statement.

          (j) Employee Benefit Plans. Except as set forth in Section 4.1(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (or any termination of employment in connection with the Transactions) will (i) result in any payment becoming due to any current or former director or employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, except for any payments or vesting which would occur upon a termination of employment absent the consummation of the Transactions or which arise under any plan, agreement or arrangement offered or maintained by Parent.
          (k) Litigation. Except as disclosed in Section 4.1(k) of the Company Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have, or would reasonably be expected to have, a Company Material Adverse Effect.
          (l) Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Section 4.1(l) of the Company Disclosure Schedule, since June 30, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would have, or would reasonably be expected to have, a Company Material Adverse Effect.
          (m) No Undisclosed Material Liabilities. Except as disclosed in Schedule 4.1(m) of the Company Disclosure Schedule, as of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 2006 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2006; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities that, in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole; and (v) obligations specifically set forth under this Agreement.
     4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (such representations and warranties being deemed to be made as of the date hereof and as of Closing) (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) (each reference contained herein to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

          (a) Organization. Each of Parent and its Subsidiaries (including Merger Sub) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
          (b) Authority Relative to this Agreement; Board Approval.
               (i) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on their part are necessary to authorize this Agreement, or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (B) the availability of specific performance or injunctive relief and other equitable remedies.
               (ii) The Board of Directors of Parent has, by resolutions duly adopted by the directors and not subsequently rescinded or modified in any way prior to the date hereof, unanimously (A) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other Transactions are advisable and in the best interests of Parent and its stockholders, and (B) approved and adopted this Agreement, approved the Transactions in accordance with the requirements of the DGCL.
               (iii) Parent, as the owner of all of the issued and outstanding shares of Merger Sub, has approved and adopted this Agreement and will, immediately after the execution of this Agreement, approve the Merger in its capacity as the sole stockholder of Merger Sub.
          (c) No Conflict; Required Filings and Consents.
               (i) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by them will not, (A) conflict with or violate their respective certificates of incorporation, bylaws or equivalent organizational documents; or (B) subject to compliance with the requirements set forth in Section 4.2(c)(ii)conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties are bound or affected. Except as set forth in Section 4.2(c)(i) of the Parent Disclosure Schedule, there are no consents, waivers and approvals under any Contracts required to be obtained by Parent or Merger Sub in connection with entering into of this Agreement or the consummation of the Transactions other than such consents, waivers and approvals for which the failure to obtain would not (A) be materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, (B)

materially impair the ability of Parent to timely perform its obligations under this Agreement or (C) prevent the consummation of the Transactions.
               (ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by them will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except (A) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act or state takeover laws, (B) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation and (C) filings under the rules and regulations of the AMEX.
          (d) SEC Filings; Financial Statements.
               (i) Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after July 1, 2004 and prior to the date of this Agreement (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. As of their respective dates, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
               (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC) and each fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).
               (iii) Each of Parent and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets, (C) access to Parent’s assets is permitted only in accordance with management’s authorization, (D) the reporting of Parent’s assets is compared with existing assets at regular intervals, and (E)

accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (e) Proxy Statement. None of the information supplied or to be supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.
          (f) Brokers. Other than Bernstein, Conklin & Balcombe, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
          (g) Interim Operations of Merger Sub. Merger Sub is a direct wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          (h) Ownership of Company Common Stock. As of the date hereof, Parent owns directly 6,562,931 shares of Company Common Stock. No Subsidiary of Parent, including Merger Sub, owns any shares of Company Common Stock.
          (i) Sufficient Funds. As of the date of this Agreement, Parent has obtained from Merrill Lynch Business Financial Services (“MLBFS”), a proposal (the “Financing Letter”), subject to the terms and conditions set forth therein, to provide Parent with debt financing in an amount adequate to enable Parent to pay the Merger Consideration in full and to make any other payments necessary to consummate the Transactions (the “Financing”). Parent has no reason to believe that any conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the Transactions. A true and complete copy of the Financing Letter has been furnished to the Company.
          (j) Solvency. Parent and Merger Sub are not entering into the Transactions with actual intent to delay, hinder or defraud present or future creditors. Immediately after the Closing, Parent and the Surviving Entity will be Solvent.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Information and Access.
          (a) From the date of this Agreement and continuing until the Effective Time, Parent, as to itself and Merger Sub, on the one hand, and the Company, as to itself and its Subsidiaries, on the other hand, each agrees that it shall afford and, with respect to clause (ii)

below, shall cause its independent auditors to afford, (i) to the officers, independent auditors, counsel and other representatives of the other reasonable access, upon reasonable advance notice, to its (and its Subsidiaries’) properties, books, records (including tax returns filed and those in preparation) and executives and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other consistent with their rights under this Agreement, and (ii) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or the institution in possession or control of such information or contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) The Company shall hold all information furnished by or on behalf of Parent and Merger Sub, or their respective representatives pursuant to Section 5.1(a) in confidence in accordance with the provisions of the Confidentiality Agreement, dated August 31, 2005, between Parent and the Company (the “Company Confidentiality Agreement”).
          (c) Parent shall hold all information furnished by or on behalf of the Company and its representatives pursuant to Section 5.1(a) in confidence in accordance with the provisions of the Confidentiality Agreement, dated September 1, 2005, between Parent and the Company (the “Parent Confidentiality Agreement” and, together with the Company Confidentiality Agreement, the “Confidentiality Agreements”).
          (d) Each of Parent and Merger Sub, on the one hand, and the Company, on the other, agrees that, except to the extent and as expressly covered by a representation and warranty contained in this Agreement, neither the other party nor any of its representatives or affiliates has made and shall not be deemed to have made to such party or to any of its representatives or affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that, except to the extent and as expressly covered by a representation and warranty contained in Article IV of this Agreement, neither the other party nor any of its affiliates makes or has made any representation or warranty to such party or to any of its representatives or affiliates with respect to:
               (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or affiliates; and
               (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors,

lenders, representatives or affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries.
     5.2 Conduct of Business of the Company. Except as contemplated by this Agreement (including Section 5.2 of the Company Disclosure Schedule) or as required by applicable law, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, (a) the Company and its Subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice and in compliance with all applicable laws and regulations, and (b) without limiting the provisions of clause (a) in this paragraph, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent:
               (i) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except dividends or distributions declared and paid by a wholly-owned Subsidiary of the Company only to the Company or another wholly-owned Subsidiary of the Company;
               (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;
               (iii) (A) issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities other than (1) the issuance of such capital stock to the Company or a wholly-owned Subsidiary of the Company, or (2) the issuance of capital stock upon the exercise or conversion of outstanding options in accordance with the Company Option Plan in effect on the date of this Agreement or other convertible or exchangeable securities outstanding on the date hereof, in each case in accordance with its present terms; or (B) amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities;
               (iv) amend its certificate of incorporation, bylaws or other organizational documents in any manner;
               (v) take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI not being satisfied;
               (vi) merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business, such as for inventory or relating to the ordinary operations of the Company;
               (vii) sell, lease, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any of its respective assets or properties other than: (A) sales or other dispositions of inventory in the ordinary course of business consistent with past practice, (B) sales or other dispositions of assets (other than inventory) in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;
               (viii) incur any indebtedness for money borrowed or guarantee any such indebtedness of another person or increase indebtedness for money borrowed outstanding under any current agreement relating to indebtedness for money borrowed, except as disclosed on Section 5.2 of the Company Disclosure Schedule or in the ordinary course of business;
               (ix) make or authorize any capital expenditures of the Company and its Subsidiaries taken as a whole, other than capital expenditures that are part of the Company’s then existing budget, which has previously been approved by the Company in the ordinary course, or in the ordinary course of business, consistent with past practice;
               (x) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;
               (xi) change any method, practice or principle of accounting, or change in any material respect its methods of reporting income and deductions for United States federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended October 31, 2005 except as may be required by changes in applicable law, GAAP or regulation;
               (xii) enter into any new employment agreements, or increase the compensation of any officer or director of the Company or any senior executive of any of its Subsidiaries or operating units (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries), other than annual sales bonus plans, annual bonuses, awards, vesting accelerations and salary increases in the ordinary course of business consistent with past practice and other than as required by law or by written agreements in effect on the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person;
               (xiii) become obligated under any new Company Benefit Plan which was not in existence on the date of this Agreement, use its discretion to amend any Company Benefit Plan in existence on the date of this Agreement or accelerate the vesting or any payment under any Company Benefit Plan other than annual sales bonus plans, annual bonuses, awards, vesting accelerations and salary increases in the ordinary course of business consistent with past practice and other than as required by law or by written agreements in effect on the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person;
               (xiv) enter into any transaction with any current or former officer or director of the Company other than the Transactions or any senior executive of any of its Subsidiaries or operating units, other than as provided for in the terms of any agreement in effect on or prior to the date hereof as provided in this Section 5.2 or as otherwise described in Section 5.2 of the Company Disclosure Schedule;

               (xv) modify, terminate or amend in any material respect any material Contract or enter into any material Contract (other than in connection with any action that is expressly permitted in this Section 5.2) other than modifications and terminations in the ordinary course that would not cause a Company Material Adverse Effect;
               (xvi) settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries other than settlements in the ordinary course of business; or
               (xvii) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     5.3 Conduct of Business of Parent. Except as contemplated by this Agreement (including the Parent Disclosure Schedule) and agreements described in any Parent SEC Report, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, Parent shall not, without the prior written consent of the Company take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI not being satisfied.
     5.4 Preparation of Proxy Statement. Parent and the Company shall cooperate in preparing a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders sufficiently in advance of (and in no event less than 20 days prior to) the Company Stockholders Meeting. No amendment or supplement to the Proxy Statement will be made by the Company or Parent without the prior approval of the other party, except as required by applicable laws and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be, to the extent required by law, disseminated to the Company’s stockholders. Except under the circumstances described in Section 5.5(b), the Proxy Statement shall include the Company Recommendation; provided that the Board of Directors of the Company will not recommend approval and adoption of this Agreement and the Transactions without the approval of the Special Committee.
     5.5 Company Stockholder Approval.
          (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as practicable (but in no event prior to the 20th day after the mailing of the Proxy Statement) for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit the Company Stockholder Approval. Except under the circumstances described in Section 5.5(b), the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall recommend the adoption of the plan of merger contained in this Agreement by the Company stockholders to the effect as set forth in Section 4.1(c)(ii) (the “Company Recommendation”), and, shall not, subject to Section 5.5(b), (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation (collectively, a “Change in the Company Recommendation”).
          (b) Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make a Change in the Company Recommendation which shall result in the termination of this Agreement if the Special Committee determines in good faith (after consultation with its financial and legal advisors) that the Change in the Company Recommendation and termination of this Agreement is necessary for the Special Committee to comply with its fiduciary obligations to the Public Stockholders under applicable laws.
          (c) Parent agrees that at the Company Stockholders Meeting, Parent shall (i) appear, in person or by proxy, so that all shares of the Company owned directly or indirectly by it are counted for the purpose of obtaining a quorum at the Company Stockholders Meeting, and at any adjournment or adjournments thereof, and (ii) vote, in person or by proxy, with respect to all such shares of the Company owned directly or indirectly by it to adopt this Agreement. If this Agreement is subsequently amended or if a subsequent consent is deemed necessary to consummate the Transactions contemplated by this Agreement, then Parent shall as soon thereafter as practicable either at a meeting of the Company’s stockholders at which any proposal to adopt this Agreement, as amended, is proposed, cause all shares of Company Common Stock owned directly or indirectly by it on the date hereof (i) to appear, in person or by proxy, so that all such shares are counted for the purpose of obtaining a quorum at any such meeting of stockholders of the Company, and at any adjournment or adjournments thereof, and (ii) to vote, in person or by proxy, with respect to such shares to adopt this Agreement, as amended.
     5.6 Stock Options. Prior to the Closing Date, the Company shall take all actions necessary to amend the Company Option Plan to provide that no further options, awards or rights to receive equity shall be granted under such plan. The Company shall use reasonable efforts to obtain from each holder of a Company Stock Option an executed Option Surrender Agreement prior to the Effective Time.
     5.7 Consents. Parent and the Company shall each use all commercially reasonable efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the Merger and the Transactions and to enable Parent and the Surviving Entity to conduct and operate the business of Parent and the Company and their respective Subsidiaries, substantially as presently conducted and as contemplated to be conducted.
     5.8 Indemnification; Directors’ and Officers’ Insurance.

          (a) Parent agrees that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary of the Company or an employee of the Company or any Subsidiary of the Company or who acts as a fiduciary under any of the Company Benefit Plans (each a “Company Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect with respect to all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in such person’s capacity as such occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Entity to pay and perform in a timely manner such indemnification obligations.
          (b) The obligations of Parent and the Surviving Entity under this Section 5.88 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.8 applies without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).
          (c) In the event that the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.8 (it being agreed that this Section 5.8(c) shall be deemed satisfied if such obligations become the obligations of any such successor or assign by operation of law).
          (d) Parent shall obtain and maintain in effect, for a period of six (6) years after the Effective Time, policies of directors’ and officers’ liability insurance covering each Company Indemnified Party serving in such capacity on the date hereof or after the date hereof and prior to the Effective Time who was covered under such policies as of the date of this Agreement and immediately prior to the Effective Time at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies in an amount and scope at least as favorable as Parent’s existing policies; provided, that Parent shall not be required to expend in the aggregate in connection with the purchase of such insurance coverage an amount in excess of two times Parent’s current annual premium for such coverage (and to the extent such coverage shall exceed such amount, Parent shall obtain the maximum amount of coverage as is available for such amount).
     5.9 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.
     5.10 Other Actions. Except as contemplated by this Agreement, neither Parent nor the Company shall, nor shall Parent or the Company permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Subject to the terms of this Agreement, each of the parties agrees to use its commercially reasonable efforts to satisfy the conditions to Closing set forth in this Agreement.
     5.11 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other such party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.12 Public Announcements. The parties hereto will consult with each other before issuing any initial press release after the date of this Agreement with respect to this Agreement and the Transactions, and shall not issue any such press release without the consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system, in which case reasonable efforts to consult with the other party shall be made prior to such press release. Thereafter, Parent and the Company shall use their reasonable best efforts to consult with each other before issuing any additional press release with respect to this Agreement or the Transactions.
     5.13 Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or the Parent and their respective directors and officers, as applicable, relating to the Transactions or this Agreement.
     5.14 Financing. Parent and Merger Sub will use their best efforts to perform and comply with all obligations and conditions required by the Financing Letter to be performed or satisfied on their part and will not take any action, or omit to take any action, which would constitute or result in a breach thereunder or otherwise result in termination thereof. Purchaser will promptly deliver written notice to the Company of the occurrence of any of the following: (a) the Financing is terminated, or any condition precedent to the continued effectiveness thereof is not timely satisfied, or (b) if Parent learns of facts or circumstances that would make it more likely than not the Financing will be terminated, or a condition precedent to the continued effectiveness thereof will not be timely satisfied.

ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) Governmental Entity Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity, if any, necessary for the consummation of the Merger shall have been filed or obtained, other than those that, individually or in the aggregate, the failure to be filed or obtained would not reasonably be expected to have a Company Material Adverse Effect.
          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity be pending which would reasonably be expected to restrain or prohibit the consummation of the Merger; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.
          (d) Financing. Parent and/or Merger Sub shall have entered into definitive financing agreements and the Financing shall be available to close the Transactions.
     6.2 Additional Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived in writing by Parent:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
          (d) Parent Consents. Parent shall have received the consent of MLBFS to the Transactions (the “Merrill Lynch Consent”).
     6.3 Additional Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by the Company:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all of its obligations and covenants, required to be performed by it under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
          (b) by either Parent or the Company if the Merger shall not have been consummated by January 31, 2007 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);
          (c) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;
          (d) by the Special Committee, pursuant to Section 5.5(b);
          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have become incapable of fulfillment and such breach shall not have been waived by the Company; or
          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have become incapable of fulfillment and such breach shall not have been waived by Parent.
     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of any party or its directors, officers or stockholders, except (a) as set forth in Section 5.1(b), Section 5.1(c), Section 5.12 (solely with respect to any press release announcing the termination of this Agreement), this Section 7.2, Section 7.3, and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any intentional breach of this Agreement.
     7.3 Fees and Expenses.
          (a) Except as provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger (including without limitation all fees and expenses of counsel, accountants, financial advisors, experts and consultants, “Expenses”) shall be paid by the party incurring such fees and expenses, if the Merger is not consummated. If the Merger is consummated, Parent shall pay the Expenses of the Company.
          (b) Parent shall reimburse the Company for the Company’s reasonable Expenses in an amount not to exceed $500,000 and shall reimburse the Company for all of the Company’s reasonable Litigation Expenses if (i) this Agreement is terminated by the Company pursuant to Section 7.1(e), if the breach which gives rise to the termination is due to Parent’s willful action or inaction with respect to the breached representation, warranty, covenant or agreement, (ii) the Closing does not occur solely due to the failure of Parent to obtain the Merrill Lynch Consent; (iii) this Agreement is terminated by the Company pursuant to Section 7.1(b) due solely to Parent’s action or failure to act which has been the cause of or resulted in the failure of the Merger to occur on or before January 31, 2007, (iv) the Agreement is terminated pursuant to Section 7.1(c) because of an injunction entered by a court against Parent proceeding with the Merger; or (v) the Agreement is terminated because of Parent’s inability to obtain the Financing.
          (c) The Company shall reimburse Parent for Parent’s reasonable Expenses in an amount not to exceed $500,000 if this Agreement is terminated by Parent pursuant to Section 7.1(f), if the breach which gives rise to the termination is due to the Company’s willful action or inaction with respect to the breached representation, warranty, covenant or agreement.
          (d) The parties shall make any payment required under Section 7.3(b) or Section 7.3(c) promptly after receipt from the other party of invoices or receipts reflecting such Expenses.

ARTICLE VIII
GENERAL PROVISIONS
     8.1 Amendment. This Agreement may be amended prior to the Effective Time by Parent and the Company at any time before or after the Company Stockholder Approval, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by the stockholders of the Company or Parent without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.2 Extension; Waiver. At any time prior to the Effective Time (whether before or after approval of the stockholders of the Company and Parent), Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     8.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article III (Conversion of Securities) and Section 5.8 (Indemnification), each of which shall survive the Merger. The Confidentiality Agreements shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered hereunder.
     8.4 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Confidentiality Agreements contain the entire agreement among all of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto, but shall not supersede any agreements among any group of the parties hereto entered into on or after the date hereof.
     8.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     8.6 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, facsimiled, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to:

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234
Attention: Michael J. Blumenfeld
Facsimile: (972) 243-8316

with a copy to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Christine A. Hathaway
Facsimile: (214) 999-7714
          (b) if to the Company, to:

Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
Attention: Terrence Babilla
Facsimile: (972) 406-3476

with a copy to:

Fulbright & Jaworski, LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Laura M. Kalesnik
Facsimile: (214) 855-8200
          (c) if to the Special Committee, to:

Sport Supply Group, Inc. Special Committee
c/o Richards, Layton & Finger, P.A.
P.O. Box 551
Wilmington, Delaware 19899
Attention: Catherine G. Dearlove
Facsimile: (302) 498-7788

with a copy to:

Richards, Layton & Finger, P.A.
P.O. Box 551
Wilmington, Delaware 19899
Attention: Catherine G. Dearlove
Facsimile: (302) 498-7788
All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.
     8.7 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.9 Benefits; Assignment. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise; provided, however, that (a) the officers and directors of the Company are intended beneficiaries of the covenants and agreements contained in Section 5.8, and (b) the Special Committee is the intended beneficiary of the agreement contained in Section 8.11.
     8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.
     8.11 Special Committee. Prior to the Effective Time, any determination to be made or action to be taken by the Company under this Agreement shall be made or taken only upon the approval or recommendation of the Special Committee.

IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COLLEGIATE PACIFIC INC.

By:	/s/ Michael Blumenfeld

Name:	Michael Blumenfeld

Title:	CEO

CP MERGER SUB, INC.

By:	/s/ Michael Blumenfeld

Name:	Michael Blumenfeld

Title:	CEO

SPORT SUPPLY GROUP, INC.

By:	/s/ Terrence M. Babilla

Name:	Terrence M. Babilla

Title:	President and Chief Operating Officer

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